Exhibit 23.1

[Logo] COLE+REED P.C.

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (no.33-87110, 33-98482, 333-06757 and 333-85936) on Form S-8 of The Beard Company our report dated April 15, 2009, relating to the balance sheets of The Beard Company and subsidiaries as of December 31, 2008 and 2007, and the related statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years ended December 31, 2008, 2007 and 2006, which report appears in the December 31, 2008, annual report on Form 10-K of The Beard Company.

/s/ COLE & REED P.C.

Oklahoma City, Oklahoma

April 15, 2009